EXHIBIT 4.4


                     AMENDMENT TO RIGHTS AGREEMENT


           AMENDMENT, dated as of January 12, 1996 (this "Amendment"), to the Rights Agreement dated as of June 21, 1989 (the "Rights Agreement"), between IMC Fertilizer Group, Inc., a Delaware corporation (now called "IMC Global Inc.") (the "Company") and The First National Bank of Chicago, a national banking association (the "Rights Agent").

          WHEREAS, Section 27 of the Rights Agreement provides that the Rights Agreement may be amended in order to correct any provision contained in the Rights Agreement;

           WHEREAS, Section 13 and the Summary of the Rights Agreement each contain a typographical error which the Company and the Rights Agent desire to correct by amending the Rights Agreement as set forth in this Amendment.

           NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein and in the Rights Agreement, the parties hereto agree as follows:

           1. Section 13 of the Rights Agreement is hereby amended by deleting the phrase "In the event that, directly or indirectly," and inserting the phrase "In the event, after the Shares Acquisition Date, directly or indirectly," in lieu thereof.

           2. The form of Summary of Rights to Purchase Preferred Shares attached to the Rights Agreement as Exhibit C is hereby amended by deleting the phrase "In the event that, directly or indirectly," and inserting the phrase "In the event, after the Shares Acquisition Date, directly or indirectly," in lieu thereof.

           3. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

           4. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
           5. Except as expressly set forth herein, this Amendment shall not, by implication or otherwise, alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

           IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:                       IMC GLOBAL INC.



By: /s/ Marschall I. Smith    By: /s/ Robert C. Brauneker
   Marschall I. Smith            Robert C. Brauneker
   Secretary                     Executive Vice President
                                 and CFO



Attest:                       THE FIRST NATIONAL BANK OF
                              CHICAGO



By:                           By:
   Michael R. Phalen             Richard T. Wiencek
          Vice President                Assistant Vice President